 LOGO

       CONTRACT LOAN ENDORSEMENT  The contract is amended to add the following:
                                  DEFINITION For purposes of this
                                  endorsement only, the term
                                  "accumulated payment value," unless
                                  otherwise modified, is defined as
                                  follows: The surrender value of the
                                  participant's account without any
                                  reduction for surrender charges.
                                  LOAN Unless otherwise restricted by
                                  the Plan or the terms of the
                                  contract, a participant may, on or
                                  after June 1, 1990 (or such earlier
                                  date as permitted by the Company) and
                                  prior to the annuity date, obtain a
                                  loan from the Company of up to an
                                  amount equal to 50% of the
                                  accumulated payment value of a
                                  participant's account. However, the
                                  loan amount cannot exceed the
                                  accumulated payment value of a
                                  participant's interest in the general
                                  account. The amount of the loan may
                                  not be less than $2,500. The maximum
                                  loan amount is $50,000 less the
                                  highest outstanding loan balance
                                  during the one year period ending on
                                  the date the new loan is made. No
                                  more than one loan may be outstanding
                                  at any one time. A loan will be made
                                  upon the Company's acceptance of a
                                  written loan application from the
                                  participant and the assignment to the
                                  Company of the value of the
                                  participant's certificate as the sole
                                  security for the loan.
                                  FEE A loan setup fee of up to $50.00
                                  will be charged for each loan. This
                                  amount will be deducted from the loan
                                  proceeds.
                                  INTEREST RATES The outstanding
                                  balance of the loan will bear
                                  interest at an effective rate of
                                  [  %] per annum. During the term of a
                                  loan, a portion of the accumulated
                                  payment value of the participant's
                                  interest in the general account equal
                                  to the outstanding balance of the
                                  loan (and a proportionate part of the
                                  annuity value) will earn interest at
                                  the rate of [  %] per annum. In
                                  determining these values, a
                                  participant's purchase payments will
                                  be applied in the order of their
                                  receipt by the Company.
                                  TERM The term of a loan will be 5
                                  years unless the proceeds of the loan
                                  are to be used to purchase a
                                  principal residence of a participant,
                                  in which event the term will be 15
                                  years. Notwithstanding the above, the
                                  term of the loan may not extend
                                  beyond the earliest of the
                                  certificate's normal annuity date,
                                  the settlement of the participant's
                                  account, settlement as a result of
                                  the participant's death, or any date
                                  provided for such loans by future
                                  Federal income tax laws, rules or
                                  regulations. The Company reserves the
                                  right to require repayment of the
                                  loan plus accrued interest before
                                  processing a request for a partial
                                  surrender, partial annuitization or
                                  settlement of the account.
                                  REPAYMENTS Repayments will be based
                                  on level amortization and will be due
                                  quarterly. Any loan repayments
                                  received will be applied first to the
                                  accrued interest and then to the
                                  outstanding balance of the loan.
                                  Repayments of principal will be
                                  credited to the participant's account
                                  as new purchase payments and payments
                                  directed to the general account will
                                  earn interest from the date of
                                  receipt at the then guaranteed
                                  interest rates in effect for new
                                  purchase payments. If any repayment
                                  is not received when due, an amount
                                  will be deducted from the
                                  participant's account. Except as
                                  otherwise provided in the contract,
                                  this amount will be deducted in
                                  accordance with the contract's
                                  partial surrender provisions and will
                                  be sufficient to pay the amount due
                                  and any applicable charges, fees and
                                  income tax withholding. Full or
                                  accelerated loan repayment may be
                                  made at any time on or after the
                                  first loan anniversary.
                                  Any amounts received in partial or
                                  full repayment of the outstanding
                                  balance of a loan may not be
                                  surrendered for a period of 30 days
                                  after receipt of such payment.
                                  COMPANY RIGHTS The Company reserves
                                  the right to defer the granting of a
                                  loan for a period permitted by law,
                                  but not more than six (6) months from
                                  receipt of the application. The
                                  Company reserves the right, in its
                                  discretion, to suspend, modify or
                                  terminate the granting of loans at
                                  any time. Such action will not affect
                                  outstanding loans.
                                  /s/ Richard C. Pearson
                                  Richard C. Pearson
                                  President